Exhibit 99.1

New Oriental Energy & Chemical Corp. Enters Into Agreements
To Convert Certain Outstanding Debt to Common Equity

XINYANG, CHINA--(September 30, 2010) - New Oriental Energy & Chemical Corp. (NASDAQ: NOEC) (the "Company"), a China-based specialty chemical and emerging coal-based alternative fuel manufacturer, reported today that on Tuesday, September 28, 2010, with the approval of the Board of Directors, the Company entered into agreements with certain holders of outstanding debt of the Company for the conversion of approximately $1,473,000 of loans to common stock at $1.00 per share, resulting in the issuance of approximately 1,473,000 additional common shares.  The entry into these agreements is a further step the Company has taken to achieve compliance with the NASDAQ Stock Market’s minimum shareholder equity requirement of $2,500,000, as discussed in the press release issued by the Company on September 1, 2010.  A more detailed description of the agreements is available in the Form 8-K the Company filed today with the U.S. Securities and Exchange Commission.

About New Oriental Energy & Chemical Corp.

New Oriental Energy & Chemical Corp. (NASDAQ: NOEC) is an emerging coal-based alternative fuels and specialty chemical manufacturer based in Henan Province, in the PRC. The Company's core products are urea and other coal-based chemicals primarily utilized as fertilizers. Future growth is anticipated from its focus on expanding production of coal-based alternative fuels, in particular, methanol, as an additive to gasoline and dimethyl ether (DME), which has been a cheaper, more environmentally friendly alternative to LPG for home heating and cooking, and diesel fuel for cars and buses. All of the Company's sales are made through a network of distribution partners in the PRC. Additional information on the Company is available on its website at www.neworientalenergy.com.

Safe Harbor Statement

This press release may contain forward-looking statements concerning New Oriental Energy & Chemical Corp. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. New Oriental Energy & Chemical Corp. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contact:

Li Donglai
Chief Financial Officer
New Oriental Energy & Chemical Corp.
Xicheng Industrial Zone of Luoshan, Xinyang
Henan Province, The People's Republic of China
Tel: (011-86) 139-3764-6299